                                                                 EXHIBIT (c)(19)

ELIA WEINBACH, SBN 79665
PATRICIA A. BENSON, SBN 60565
RICHARD B. SHELDON, JR., SBN 150092
MITCHELL, SILBERBERG & KNUPP LLP
11377 West Olympic Boulevard
Los Angeles, California 90064-1683
(310) 312-2000

Attorneys for Plaintiff
COMPUTER SCIENCES CORPORATION


                          UNITED STATES DISTRICT COURT

                         CENTRAL DISTRICT OF CALIFORNIA

COMPUTER SCIENCES CORPORATION,                ) CASE NO. 98-1440 ABC
a Nevada corporation,                         )
                                              )
                           Plaintiff,         ) COMPLAINT FOR INJUNCTIVE RELIEF
                                              ) AND DAMAGES FOR:
     v.                                       )
                                              ) (1) VIOLATION OF FEDERAL
COMPUTER ASSOCIATES INTERNATIONAL, INC.,      )     SECURITIES LAWS
a Delaware corporation; CAI COMPUTER SERVICES )
CORP., a Delaware corporation;                ) (2) MISAPPROPRIATION OF TRADE
BEAR, STEARNS AND CO., INC., a Delaware       )     SECRETS;
corporation; MICHAEL URFIRER, an individual;  )
CHARLES B. WANG, an individual; and SANJAY    ) (3) CONSPIRACY TO MISAPPROPRIATE
KUMAR, an individual,                         )     TRADE SECRETS;
                                              )
                           Defendants.        ) (4) INTERFERENCE WITH ADVANTAGEOUS
                                                    BUSINESS RELATIONS;

                                                (5) CONSPIRACY TO INTERFERE WITH
                                                    ADVANTAGEOUS BUSINESS RELATIONS;


                                                (6) BREACH OF FIDUCIARY DUTY;

                                                (7) AIDING AND ABETTING BREACH OF
                                                    FIDUCIARY DUTY; AND

                                                (8) UNFAIR COMPETITION

                                                DEMAND FOR JURY TRIAL


           Computer Sciences Corporation ("CSC") complains and alleges as to defendants, and each of them, as follows:


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                             JURISDICTION AND VENUE

           1. This is an action for injunctive relief and damages pursuant to Sections 14(a), and 14(e) of the Securities Exchange Act of 1934 ("Exchange Act"), 15 U.S.C. Sections 78j(b), 78(n)(a) and 17n(e), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and pursuant to California state law.

           2. This Court has jurisdiction pursuant to Section 27 of the Exchange Act, 15 U.S.C. Section 78aa; 28 U.S.C. Sections 1331 and 1337, and under principles of pendent jurisdiction. This Court also has jurisdiction under 28 U.S.C. Section 1332 in that this is an action between citizens of different states and the amount in controversy, exclusive of interest and costs, exceeds the sum of $75,000.

           3. Venue is properly laid in this district because the claims averred herein arose in this district.

                                   THE PARTIES

           4. Plaintiff CSC is, and at all times relevant hereto was, a Nevada corporation with its principal place of business in El Segundo, California. CSC common stock is listed on the New York Stock Exchange and is registered with the SEC pursuant to Section 12(b) of the Exchange Act, 15 U.S.C. Section 78L. As of January 30, 1998, there were approximately 78,433,041 shares of CSC common stock outstanding, held by approximately 66,000 stockholders of record.

           5. CSC is informed and believes, and based thereon alleges, that defendant Computer Associates International, Inc. ("CAI") is a Delaware corporation with its principal place of business in Islandia, New York.



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           6. CSC is informed and believes, and based thereon alleges, that defendant CAI Computer Services Corp. ("CAI-Computer Services") is a Delaware corporation, with its principal place of business in Islandia, New York and is a wholly-owned subsidiary of CAI which was organized to acquire CSC.

           7. CSC is informed and believes, and based thereon alleges, that defendant Bear, Stearns and Co., Inc. ("Bear Stearns") is a Delaware corporation with its principal place of business in New York, New York.

           8. CSC is informed and believes, and based thereon alleges, that defendant Michael Urfirer ("Urfirer") is a citizen of the State of New York, and is currently employed by Bear Stearns as Senior Managing Director and the co-head of Bear Stearns' Technology Group.

           9. CSC is informed and believes, and based thereon alleges, that defendant Charles B. Wang ("Wang") is a citizen of the State of New York, and is and was Chief Executive Officer, Chairman of the Board and a Director of CAI. Wang is a controlling person of CAI within the meaning of Section 20 of the Exchange Act, 15 U.S.C. Section 87t.

           10. CSC is informed and believes, and based thereon alleges, that defendant Sanjay Kumar ("Kumar) is a citizen of the state of New York, and is and was the President, Chief Operating Officer, and a director of CAI. Kumar is a controlling person of CAI within the meaning of Section 20 of the Exchange Act, 15 U.S.C. Section 78t.

           11. CSC is informed and believes, and based thereon alleges, that at all times relevant hereto, each defendant was and is an agent and employee of each and every other defendant and, in performing the acts hereinafter alleged, was acting within the course and scope of said agency and employment. CSC is further informed and believes, and



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based thereon alleges, that each of the corporate defendants named herein was acting within the authorization of the remaining corporate defendants and that each corporate defendant approved, authorized, ratified and received the benefits of the conduct alleged herein.

                              NATURE OF THE ACTION

           12. This action seeks preliminary and permanent injunctive relief against defendants' plan and scheme to acquire control of CSC at an inadequate price by conducting (1) an unlawful tender offer and (2) an unlawful proxy solicitation seeking to remove the incumbent Board of Directors of CSC and elect as new directors defendants Wang and Kumar, and other individuals who are puppets of defendants, so that defendants can amend CSC's bylaws and force a waiver of Nevada statutes to eliminate provisions therein which are designed to protect CSC's stockholders from unlawful schemes such as that which defendants are attempting to perpetrate.

           13. In making the tender offer and the proxy solicitation, defendants unlawfully obtained and have been in possession of confidential, material and non-public information about, among other things, the sales, earnings, profits, business, financial results, projections, and other trade secrets of CSC that defendants Bear Stearns and Urfirer unlawfully misappropriated in late November 1997, and possibly before and after, in their capacity as agents for CSC's former partner, Equifax, Inc., a Georgia corporation ("Equifax"). Defendants knew or should have known that such material, non-public information had been provided to Bear Stearns in confidence and for the sole and limited purpose of valuing Equifax's interest in the partnership. This confidential and non-public information in defendants' possession is material to the decisions of CSC's stockholders in connection with both the tender offer and the proxy solicitation.



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           14. Defendants may not proceed with their tender offer without disclosing the material, non-public information they obtained unlawfully and now possess. At the same time, Defendants may not, because of the very nature of the information they possess, lawfully disclose to third parties the information they have unlawfully misappropriated. As a result, defendants' tender offer is irreversibly tainted and must be enjoined.

           15. As a result of the material misrepresentations and omissions that have been made and are being made by the defendants, CSC's stockholders are being deprived of information that would be important to stockholders in making the decision whether or not to tender their shares. However, disclosure of this information would severely damage CSC by making available to CSC's competitors confidential, proprietary and trade secret information that derives independent economic value from not being known to competitors. The injunctive relief sought herein is therefore necessary: (1) to prevent the defendants from the continued execution of their deceptive and unlawful scheme; (2) to preserve the integrity of the market for CSC's stock; (3) to protect CSC and its stockholders from defendants attempt to acquire CSC for inadequate consideration; and (4) to preserve and protect CSC's confidential and proprietary business and trade secret information.


                   ALLEGATIONS COMMON TO ALL CAUSES OF ACTION

           16. CSC provides a wide range of professional services to its many clients, including management consulting, information systems consulting, development and integration, outsourcing, and operations support. It has approximately 44,000 employees in nearly 600 offices worldwide.



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                     THE PARTNERSHIP BETWEEN CSC AND EQUIFAX

           17. On or about December 28, 1990, CSC, through several of its subsidiaries, entered into a partnership agreement with subsidiaries of Equifax. The partnership agreement contained a confidentiality provision which, among other things, prohibited Equifax from disclosing any confidential or proprietary information belonging to CSC, or any information designated by CSC as confidential or proprietary. The confidentiality provision required Equifax to use its reasonable efforts to prevent any present or former employee, agent, or representative of Equifax from disclosing to others any confidential information belonging to CSC or the partnership without CSC's prior written consent.

           18. On or about April 8, 1997, Equifax notified CSC that it desired to withdraw from the partnership. The partnership agreement provided that upon the receipt of an election to withdraw, the withdrawing partner was to receive the value of its interest in the partnership, and further provided that each partner could retain an investment banker to appraise the withdrawing partner's interest in the partnership if the withdrawing partner and the remaining partner could not agree on the amount of the liquidating distribution. In seeking to come to an agreement on a value for Equifax's interest in the partnership, CSC and Equifax engaged their investment bankers to assist in that process. Equifax retained Bear Stearns as its investment banker to advise it in connection with the valuation of its partnership interest upon withdrawal from the partnership.

           19. In connection with the valuation of Equifax's interest in the partnership, and only after Equifax reaffirmed in writing its obligations on behalf of itself, its employees and agents to maintain the confidentiality of CSC's information, CSC provided Equifax with highly confidential, non-public, proprietary and trade secret information which would be of value to CSC's competitors or to anyone seeking to purchase CSC. This



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information constituted trade secrets belonging to CSC and included, but was not limited to, the following:

               (a) Confidential, non-public, proprietary, trade secret information and documents concerning CSC's internal valuation of the partnership and several of its constituent entities. CSC compiled the information at great expense and effort and never released such information to the public.

               (b) Confidential, non-public, and proprietary information and documents showing a portion of CSC's revenues broken down by certain subsidiaries and divisions.

               (c) Confidential, non-public, and proprietary information concerning CSC's internal projections for several of its subsidiaries and divisions.

               (d) Confidential, non-public, and proprietary historical financial information for one of CSC's subsidiaries engaged in the outsourcing business. "Outsourcing" refers to the performance of traditionally in-house services by a separate company. Examples of services that may be "outsourced" include data centers, networks, client server environments, payroll, insurance claims, benefit packages, etc. CSC is informed and believes, and based thereon alleges, that CAI is particularly interested in CSC's outsourcing business because CAI desires to force CSC's customers to use CAI's software, and will have a captive market if CAI acquires CSC.

               (e) Confidential, non-public, and proprietary information concerning the capital expenditures of a CSC subsidiary involved in the outsourcing business.



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               (f) Other confidential, non-public, and proprietary financial information concerning CSC and several of its subsidiaries, including such information as revenues, profits, and cash flow by division, as well as the synergies realized by the interrelationship of other CSC affiliates and the lack of interdependence of others.

           20. All of the information described above constitutes trade secrets belonging to CSC and would be valuable to any entity attempting to acquire CSC because it shows, among other things, which constituent elements of CSC are profitable, which can be leveraged or spun off, and which are likely to generate the most revenue, profits and cash flow in the future. In the hands of a potential acquirer making a cash offer for stock, this type of confidential, non-public and proprietary information would be extremely valuable in calculating the lowest possible purchase price, as well as financing, for the stock and would make it easier to "low ball" the purchase price.


           THE NOVEMBER 25, 1997 TELEPHONE CONFERENCE INVOLVING BEAR STEARNS AND MICHAEL URFIRER

           21. On or about November 25, 1997, representatives of CSC had a telephone conference with representatives of Equifax to discuss the valuation of Equifax's interest in the partnership and the confidential, non-public, proprietary and material information that had been provided by CSC to Equifax in connection therewith. In making arrangements for this telephone conference a few days earlier, CSC learned for the first time that Equifax had retained Bear Stearns as its investment advisor to advise and assist Equifax in valuing its partnership interest. At the commencement of the telephone conference, CSC was introduced to four representatives from Bear Stearns who were working on the matter and



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who participated in the telephone conference. One of the Bear Stearns representatives introduced at the telephone conference was Michael Urfirer.

           22. During the telephone conference, the confidential, non-public, and proprietary information provided by CSC to Equifax was discussed, as well as additional confidential, non-public, and proprietary information that was requested of CSC during the telephone conference. Defendant Michael Urfirer participated in the entire telephone conference. No Bear Stearns representative, including defendant Urfirer, indicated at any time that Bear Stearns had any conflict of interest in connection with its representation of Equifax, a partner of CSC, or that Bear Stearns intended to use or might use the confidential, non-public, and proprietary information provided by CSC for any purpose other than to assist CSC's partner, Equifax.

           23. During and after the telephone conference, representatives of both Bear Stearns and Equifax requested CSC to provide additional confidential, non-public, and proprietary documentation and information, ostensibly for the purpose of completing the valuation of Equifax's partnership interest. At CSC's expense, CSC compiled the requested additional confidential, non-public, and proprietary documentation and information and provided the information and documents to Equifax and Bear Stearns. Most of the additional information requested by Bear Stearns and Equifax concerned the CSC subsidiary engaged in the outsourcing business.

           CAI, CAI-COMPUTER SERVICES, WANG, AND KUMAR ANNOUNCE A HOSTILE TAKEOVER BID FOR CSC AND RETAIN BEAR STEARNS AND MICHAEL URFIRER AS ADVISORS

           24. On or about December 17, 1997 -- just 15 business days after CSC had first disclosed its non-public, confidential and proprietary business information to Bear Stearns and Urfirer in their capacity as agents for CSC's former partner, Equifax --



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defendant Kumar contacted CSC to request a meeting with Van Honeycutt, the
Chairman of the Board, President, and Chief Executive Officer of CSC, and proposed a merger with CAI and CAI-Computer Services on terms very unfavorable to CSC and its stockholders. During the course of the December 18, 1997 meeting, CAI, Wang, and Kumar, using improper means and methods, sought, and seek, to acquire CSC for an amount well below its true value. CSC rebuffed CAI's efforts to acquire CSC for an amount below CSC's true value.

           25. On or about February 17, 1998, CAI and CAI-Computer Services launched a hostile takeover offer for 100% of CSC's common stock at $108 per share (the "Offer"). The Offer is conditioned on, among other things: (1) the tender of sufficient shares to provide CAI-Computer Services with a majority of CSC's total outstanding shares and rights on a fully diluted basis; (2) the Rights under CSC's Shareholder Rights Agreement ("the Rights") having been redeemed by the CSC Board of Directors or CAI-Computer Services having been satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer; (3) CAI-Computer Services having been satisfied that the Nevada Control Share Acquisition Statute is inapplicable to the Offer and the proposed merger; (4) CAI-Computer Services having been satisfied that the Nevada Business Combination Statute is inapplicable to the Offer and the proposed merger; and other terms and conditions. By its terms, the Offer expires at midnight 12:00 p.m. (New York City time) on March 16, 1998.

           26. CAI and CAI-Computer Services retained Bear Stearns and Urfirer to provide financial advice in connection with CAI's hostile takeover bid for CSC. In connection with CAI's retention of Bear Stearns, CSC is informed and believes, and based thereon alleges, as follows:

               (a) that Bear Stearns is acting as Dealer Manager in connection with the Offer;



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               (b) that CAI has agreed to pay Bear Stearns a fee of not less than five million dollars if CAI acquires CSC or more than 50 percent of its outstanding voting securities;

               (c) that Bear Stearns is entitled to act as sole lead underwriter, placement agreement and financial advisor in connection with certain debt and equity financings (and certain refinancings) and certain asset sales for a specified period following the acquisition and to receive fees in connection therewith;

               (d) that CAI has retained Bear Stearns in the past to assist it with acquisitions, including CAI's acquisition of Uccel Corp. in 1987;

               (e) that the same Michael Urfirer, who was reviewing CSC's confidential, non-proprietary and confidential information and documents in late November 1997, December 1997, and early January 1998 in connection with CSC's former partner, Equifax, leads the team of Bear Stearns employees assisting CAI in its attempted acquisition of CSC, a fact confirmed by numerous public filings with the federal securities and Exchange Commission ("SEC"), and news articles and trade announcements concerning CAI's hostile takeover bid;

               (f) that the same Michael Urfirer assisted CAI in its takeover of Uccel Corp. in 1987;

               (g) that the same Michael Urfirer has a long history with CAI;
      and

               (h) that Michael Urfirer and Bear Stearns have disclosed to CAI and to CAI-Computer Services the confidential, non-public information referred to above, without the knowledge or consent of CSC.



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           DEFENDANTS' FAILURE TO DISCLOSE CONFIDENTIAL INFORMATION IN
           THEIR POSSESSION

           27. In connection with the Offer, on February 17, 1998, CAI and CAI-Computer Services filed with the United States Securities and Exchange Commission ("SEC") and disseminated to the investing public an Offer to Purchase dated February 17, 1998 and a Schedule 14D-1. In the Offer and the accompanying 14d-1 Schedule, and amendments thereto, Defendants did not make the disclosures required by the Exchange Act and the rules and regulations promulgated thereunder in that, among other things, they failed to disclose that they were in possession of material information not available to the investing public, described in paragraphs XX above, which would have indicated to CSC's stockholders that the Offer price was well below the true value of CSC. Nevertheless, in a further effort to defraud the stockholders of CSC, CAI has stated in proxy solicitation material recently disseminated to CSC's stockholders and described in further detail below, that "the $108 price may not be sustainable over a long period of time."

           THE SOLICITATION OF CONSENTS

           28. CSC is informed and believes, and on the basis of such information and belief alleges, that in connection with and as part of defendants' plan and scheme to acquire CSC through the use of the non-public, confidential and proprietary information referred to above, prior to launching its hostile takeover bid CAI and CAI-Computer Services acquired all or the vast majority of 170,000 shares of CSC common stock.

           29. On February 17, 1998, CAI and CAI-Computer Services filed preliminary copies of solicitation materials with the SEC. CAI and CAI-Computer Services have indicated that they intend to solicit holders of CSC shares with respect to written consents to act in lieu of a meeting, proxies to act at any meeting of stockholders, and agent designations for



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the call of a special meeting, each consent to adopt proposals targeted at replacing the incumbent directors of CSC, calling a special stockholders' meeting to elect as replacement directors defendants Wang and Kumar, and other individuals who are puppets of defendants, so that defendants can eliminate CSC's Shareholder Rights Agreement, force a waiver of Nevada statutes designed to protect stockholders' interest, and amend CSC's bylaws to eliminate provisions therein which are designed to protect CSC's stockholders from unlawful schemes such as that which defendants are attempting to perpetrate.

                             FIRST CLAIM FOR RELIEF
              (FOR VIOLATION OF SECTION 14 (e) OF THE EXCHANGE ACT)
                            (AGAINST ALL DEFENDANTS)

           30. CSC realleges and incorporates here by this reference each and every allegation contained in paragraphs 1 through 29, inclusive.

           31. CSC is informed and believes, and on the basis of such information and belief alleges, that defendants knowingly and intentionally have engaged in a continuing plan and scheme and conspiracy to defraud through the use of the mails and other means and instrumentalities of interstate commerce in connection with their purchase of CSC stock and in connection with the Offer; have employed devices, schemes and artifices to defraud CSC and its stockholders; and have omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading.

           32. In the Offer, defendants have failed to disclose confidential and material financial and business information about CSC that it has obtained and possessed during the formulation of its bid for CSC's shares, as more particularly described above, and also have failed to disclose their possession and use of such information. These material



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omissions were purposefully designed to mislead the investing public, and are currently having that effect. These material omissions in the Offer include, but are not limited to the following:

              (a) Defendants disclosed in the Offer that early in the week of December 15, 1997 they placed a telephone call to Van Honeycutt, the Chairman and Chief Executive Officer of CSC, to arrange a meeting but did not disclose at that time, that defendants' investment bankers were Bear, Stearns and Urfirer, the same investment bankers who, just 15 business days before, had been given access to and were then subsequently in the process of reviewing CSC's confidential, non-public, and proprietary information in connection with assisting CSC's former partner Equifax to appraise the value of the partnership between CSC and Equifax;

              (b) Defendants disclosed in the Offer that defendants Wang and Kumar met on December 18, 1997 with Van Honeycutt of CSC to "discuss the merits of combining CA and CSC" but did not disclose in the Offer that defendants' investment bankers were Bear, Stearns and Urfirer, the same investment bankers who, just 16 business days before, had been given access to and were then in the process of reviewing CSC's confidential, non-public, and proprietary information in connection with assisting CSC's former partner Equifax to appraise the value of the partnership between CSC and Equifax;

              (c) Defendants disclosed in the Offer that on January 21 and 23, 1998, CA "through a wholly owned subsidiary bought 170,000 shares [of CSC]" but did not disclose in the Offer that defendants' investment bankers were Bear, Stearns and Urfirer, the same investment bankers who had been given access to and were then in the process of reviewing CSC's confidential, non-public, and proprietary information



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      in connection with assisting CSC's former partner Equifax to appraise the value of the partnership between CSC affiliates, and a third party partner;

                d. Defendants disclosed in the Offer that on February 10, 1998, defendant Kumar wrote a letter to Van Honeycutt of CSC which is incorporated in the Offer; that the letter represented that CA had "conducted an extensive analysis of CSC based on publicly available information," but did not disclose that CA and CAI-Computer Services's analysis of CSC was not based solely upon publicly available information but was based upon information and documents that had been provided to them by Bear, Stearns and Urfirer who had been given access to and were then in the process of reviewing CSC's confidential, non-public, and proprietary information in connection with assisting CSC's former partner Equifax to appraise the value of the partnership between CSC affiliates, Equifax affiliates, and a third party partner;

           33. As a consequence of the foregoing omissions in the Offer, defendants have violated and are continuing to violate Section 14(e) of the Exchange Act, 15 U.S.C. Section 78(n)(e), and the rules and regulations promulgated thereunder.

                             SECOND CLAIM FOR RELIEF
                     (FOR INJUNCTIVE RELIEF AND DAMAGES FOR
                       MISAPPROPRIATION OF TRADE SECRETS)
                            (AGAINST ALL DEFENDANTS)

           34. CSC realleges and incorporates herein by this reference each and every allegation contained in paragraphs 1 through 33 hereinabove, inclusive.

           35. Through substantial effort and expense, CSC has developed confidential, non-public, and proprietary information which would be of value to its competitors and to


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any company or individual seeking to acquire CSC. This information includes, but is not limited to, the information and documents described in paragraph 16 above. CSC's confidential, non-public, and proprietary information concerning its assets, revenues, costs, value, projections, and other financial information derives economic value from the fact that it is unknown to CSC's competitors and others and would be of assistance to those competitors or others who might wish to compete with CSC or attempt a hostile takeover of CSC.

           36. By virtue of Urfirer's and Bear Stearns' involvement in the appraisal of Equifax's partnership interest, defendants Urfirer, Bear Stearns, CAI, Wang, and Kumar, and each of them, obtained access to confidential, non-public, and proprietary information constituting trade secrets of CSC. CSC is informed and believes, and based thereon alleges, that each defendant had or has access to some or all of the information described above.

           37. Defendants Urfirer, Bear Stearns, CAI, Wang, and Kumar knew, or should have known, that the information concerning CSC provided to Urfirer and Bear Stearns constituted confidential, non-public, and proprietary information of CSC and that such information would be of value to CSC's competitors and others, including defendants CAI, Wang, and Kumar, who are attempting a hostile takeover of CSC at less than its true value.

           38. CSC has never authorized defendants or any person outside of CSC to use or disclose its confidential, non-public, and proprietary business information in any manner other than to benefit CSC, and CSC never authorized Equifax, Urfirer, Bear Stearns, CAI, Wang, or Kumar to use the confidential, non-public, and proprietary information provided by CSC to Equifax for any reason other than to assist Equifax in the valuation of Equifax's interest in its partnership with CSC.



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

           39. CSC utilizes reasonable security precautions to protect the confidentiality of its proprietary business information. These security precautions include, but are not limited to, the following:

                a. CSC, being a major defense contractor, has a contractual agreement with the United States government as holder of a cleared facility designation (top secret) at its Corporate Office. Thus, CSC is bound by government rules and regulations on accessing a cleared facility. All visitors, whether government or commercial, are bound by the same rules.

                b. Upon arrival, all visitors, consultants and vendors are personally responsible for completing a facility access log
      (Visitor/Vendor Register) which includes:

                      (i) name, including last/first/middle initial and signature;

                      (ii) company name/organization and name of the CSC contact being visited.

                c. The security officer notes the time of arrival, issues the visitor an escort-required badge, and notifies the person being visited that the guest is waiting.

                d. The visitor is met at the Lobby/Guard Station and escorted to the area being visited.

                e. Upon completion of the visit, the visitor is escorted back to the Lobby/Guard Station.



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

                f. The visitor returns the badge, and the security officer logs time of departure.

                g. CSC's Corporate Office is a 24-hour-a-day, seven-days-a-week secured environment with live guard service, electronic access control, and closed circuit TV monitoring. The guards make periodic rounds, inside and outside, throughout the 24-hour period to assure that the facility, its employees and information are secure.

                h. CSC requires its key employees to sign confidentiality agreements.

           40. CSC is informed and believes, and based thereon alleges, that defendants intend to utilize CSC's confidential, non-public, and proprietary business information and trade secrets, including those referred to in paragraph 16 above, in order to acquire CSC at less than its true value. Defendants CAI, Wang, and Kumar have retained Bear Stearns to advise them in connection with an attempted hostile takeover of CSC at less than its true value, and defendant Urfirer leads the team of Bear Stearns employees advising CAI, Wang, and Kumar. CSC is informed and believes, and based thereon alleges, that Urfirer has relied upon, or it is inevitable that he will rely upon, his extensive inside, confidential knowledge of CSC obtained as a result of his involvement with Equifax and his access to CSC's confidential information in connection therewith, and that Urfirer has divulged, or threatens to divulge, and has every economic incentive to divulge, to defendants CAI and CAI-Computer Services such confidential information to CAI, Wang, and Kumar in connection with their attempted hostile takeover of CSC.

           41. CSC is informed and believes, and based thereon alleges, that defendants' activities have caused damage to CSC in an amount not presently ascertainable.



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CSC will seek leave of Court to amend this complaint when the full amount of those damages has been ascertained.

           42. Unless restrained and enjoined by this Court, the defendants, and each them, threaten and will continue to utilize the confidential information and trade secrets of CSC to unfairly assist them in their attempted hostile takeover of CSC at less than its true value. Such threats, acts, and continued conduct will, if carried out, result in disrupting CSC's businesses and depriving CSC of the benefit of confidential information which it took substantial effort and great expense to develop.

           43. CSC has no adequate remedy at law to prevent the defendants from continuing to engage in the acts described above. Such conduct is continuing and will continue unless and until forthwith enjoined and restrained by order of this Court. Unless so enjoined, the injuries which CSC will sustain as a result of defendants' acts as set forth above, both threatened and continuing, are irreparable.

           44. CSC is informed and believes, and based thereon alleges, that defendants' activities have been willful and malicious within the meaning of Civil Code Sections 3426.3 and 3426.4. CSC is therefore entitled to an award of exemplary damages and to damages in an amount equal to its attorneys' fees according to proof.

           45. The tortious conduct of each of the defendants alleged hereinabove made it necessary for CSC to bring suit against the other defendants, and CSC is, therefore, entitled to an award of damages in an amount equal to its attorneys' fees, and according to proof, under the third party tortfeasor doctrine.

                             THIRD CLAIM FOR RELIEF
                (FOR CONSPIRACY TO MISAPPROPRIATE TRADE SECRETS)
                            (AGAINST ALL DEFENDANTS)

           46. CSC realleges and incorporates herein by this reference each and every allegation contained in paragraphs 1 through 45 above, inclusive.

           47. CSC is informed and believes, and based thereon alleges, that beginning in or around December 1997, or possibly earlier, defendants CAI, CAI-Computer Services, Wang, and Kumar, and each of them, knowingly and willingly conspired and agreed among themselves to induce Urfirer to disclose CSC's confidential, non-public and proprietary information that Urfirer obtained while assisting Equifax. Defendants CAI, CAI-Computer Services, Wang, and Kumar knew, or should have known, that the CSC information imparted to Urfirer in connection with his services to Equifax was confidential, non-public, and proprietary information belonging to CSC, and that Urfirer was obligated to maintain the confidentiality of such information and not to disclose it to anyone.

           48. Defendant Urfirer has in fact assisted CAI, CAI-Computer Services, Wang, and Kumar in connection with their attempted hostile takeover of CSC at less than its true value notwithstanding Urfirer's irreconcilable conflict of interest based upon his involvement in the Equifax matter. CSC is informed and believes, and based thereon alleges, that Urfirer has, or will in the future, disclose the confidential, non-public, and proprietary information that he obtained while assisting Equifax to CAI, CAI-Computer Services, Wang, and Kumar to the detriment of CSC.

           49. CSC is informed and believes, and based thereon alleges, that defendants did the acts and things herein alleged pursuant to, and in furtherance of, the conspiracy and agreement alleged hereinabove.

           50. As a proximate result of the wrongful acts herein alleged, CSC has suffered considerable damages in an amount not presently ascertainable, but expected to be not less than $50 million. CSC will seek leave of Court to amend this complaint when the full amount of those damages has been ascertained.

           51. In doing the things herein alleged, defendants acted with fraud, oppression, and malice, and with an intent to injure CSC. CSC is therefore entitled to an award of exemplary damages in an amount according to proof.

           52. The tortious conduct of each of the defendants alleged hereinabove made it necessary for CSC to bring suit against the other defendants and CSC is, therefore, entitled to an award of damages in an amount equal to its attorneys' fees, and according to proof, under the third party tortfeasor doctrine.

                             FOURTH CLAIM FOR RELIEF
             (FOR INTERFERENCE WITH ADVANTAGEOUS BUSINESS RELATIONS)
                            (AGAINST ALL DEFENDANTS)

           53. CSC realleges and incorporates herein by this reference each and every allegation contained in paragraphs 1 through 52 hereinabove, inclusive.

           54. CSC has advantageous business relationships with its customers, employees, and independent contractors for, among other things, the provision of computer services. These relationships, unless interfered with, are likely to continue indefinitely into the future. CSC is informed and believes, and based thereon alleges, that defendants, with full knowledge of these existing relationships, intentionally acted, and are intentionally acting, to interfere with such relationships. Such conduct is and was independently wrongful as alleged above.

           55. CSC is informed and believes, and based thereon alleges, that it has suffered damages as a result of this interference in an amount not presently ascertainable. CSC will seek leave of Court to amend this complaint when the full amount of those damages has been ascertained.

           56. CSC is informed and believes, and based thereon alleges, that defendants' actions in interfering with CSC's advantageous relationships were undertaken with fraud, oppression, and malice, and with an intent to injure CSC. CSC is therefore entitled to an award of exemplary damages in an amount according to proof.

           57. The tortious conduct of each of the defendants alleged hereinabove made it necessary for CSC to bring suit against the other defendants and CSC is, therefore, entitled to an award of damages in an amount equal to its attorneys' fees, and according to proof, under the third party tortfeasor doctrine.

                             FIFTH CLAIM FOR RELIEF
       (FOR CONSPIRACY TO INTERFERE WITH ADVANTAGEOUS BUSINESS RELATIONS)
                            (AGAINST ALL DEFENDANTS)

           58. CSC realleges and incorporates herein by this reference each and every allegation contained in paragraphs 1 through 57 hereinabove, inclusive.

           59. CSC is informed and believes, and based thereon alleges, that beginning in or around December 1998, or possibly earlier, defendants Bear Stearns, Urfirer, CAI, CAI-Computer Services, Wang, and Kumar, and each of them, knowingly and willfully conspired and agreed among themselves to interfere with CSC's advantageous business relationships with its customers, employees, and independent contractors.

           60. Said defendants did in fact interfere with CSC's advantageous business relationships with its customers, employees, and independent contractors.

           61. As a proximate result of the wrongful acts alleged above, CSC has been damaged in an amount which is not presently ascertainable. CSC will seek leave of Court to amend this complaint when the full amount of those damages has been ascertained.

           62. CSC is informed and believes, and based thereon alleges, that defendants' actions in conspiring to interfere with its advantageous business relationships have been undertaken with fraud, oppression, and malice, and with an intent to injure CSC. CSC is therefore entitled to an award of exemplary damages in an amount according to proof.

           63. The tortious conduct of each of the defendants alleged hereinabove has made it necessary for CSC to bring suit against each of the other defendants and CSC is, therefore, entitled to an award of damages in an amount equal to its attorneys' fees, and according to proof, under the third party tortfeasor doctrine.



                             SIXTH CLAIM FOR RELIEF
                           (BREACH OF FIDUCIARY DUTY)

                  (AGAINST DEFENDANTS BEAR STEARNS AND URFIRER)


           64. CSC realleges and incorporates herein by reference each and every allegation set forth in paragraphs 1 through 63 hereinabove, inclusive.

           65. Bear, Stearns and Urfirer were retained by Equifax, a former partner of CSC, to assist in evaluating Equifax's interest in its partnership with CSC. As partners, CSC and Equifax owed, and continue to owe, fiduciary duties to one another. Bear Stearns and Urfirer, as agents and/or representatives of Equifax, also owed fiduciary duties to CSC. CSC reposed trust and confidence in Bear Stearns and Urfirer, as agents and/or representatives of CSC's fiduciary, Equifax, not to disclose any of the confidential, non-public, and proprietary information provided by CSC to Equifax in connection with the valuation of Equifax's partnership interest. By virtue of Bear Stearns' and Urfirer's involvement with Equifax and the valuation of Equifax's interest in its partnership with CSC, Bear Stearns and Urfirer owed, and continue to owe, fiduciary duties to CSC to protect and preserve CSC's interests and property.

           66. By engaging in the acts alleged above, Bear Stearns and Urfirer breached their fiduciary duties to CSC.

           67. As set forth above, Bear Stearns and Urfirer have and will continue to breach their fiduciary duties to CSC unless and until enjoined and restrained by this Court. Such breaches will, if carried out, result in disrupting and destroying CSC's business and assist CAI, Wang, and Kumar in acquiring CSC at less than its fair market value.

           68. CSC has no adequate remedy at law to prevent Bear Stearns and Urfirer from continuing to breach their fiduciary duties to CSC.

           69. As a proximate result of the wrongful acts herein alleged, CSC has suffered considerable damages in an amount not presently ascertainable, but expected to be not less than $50 million. CSC will seek leave of Court to amend this complaint when the full amount of those damages has been ascertained.

           70. CSC is informed and believes, and based thereon alleges, that as a further proximate result of the foregoing breaches of fiduciary duty, Bear Stearns and Urfirer have been unjustly enriched, or have postured to become, the full extent of which is presently unknown, but proof of which shall be presented at trial.

           71. Bear Stearns and Urfirer engaged in their wrongful conduct alleged above with malice, fraud, and oppression. CSC is therefore entitled to an award of exemplary damages against Bear Stearns and Urfirer in an amount to be proven at trial.

                            SEVENTH CLAIM FOR RELIEF
                 (AIDING AND ABETTING BREACH OF FIDUCIARY DUTY)
         (AGAINST DEFENDANTS CAI, CAI-COMPUTER SERVICES, WANG AND KUMAR)

           72. CSC realleges and incorporates herein by reference each and every allegation set forth in paragraphs 1 through 71 hereinabove, inclusive.

           73. CSC is informed and believes, and based thereon alleges, that the fiduciary obligations owed by defendants Bear Stearns and Urfirer to CSC were well known by defendants CAI, Wang, and Kumar.

           74. CAI, CAI-Computer Services, Wang, and Kumar, with full knowledge of the fiduciary obligations owed by Bear Stearns and Urfirer to CSC, and for their own financial gain, provided substantial material assistance to and conspired with Bear Stearns and Urfirer in engaging in the acts set forth above. CAI, CAI-Computer Services, Wang, and Kumar are thus liable to CSC as aiders and abettors of the breach of fiduciary duties.

           75. As set forth above, CAI, CAI-Computer Services, Wang, and Kumar will continue to aid and abet Bear Stearns and Urfirer to breach their fiduciary duties to CSC unless and until enjoined and restrained by this Court. Such breaches will, if carried out, result in disrupting and destroying CSC's business and assist CAI, Wang, and Kumar in acquiring CSC at less than its fair market value.

           76. CSC has no adequate remedy at law to prevent CAI, CAI-Computer Services, Wang, and Kumar from aiding and abetting Bear Stearns and Urfirer to breach their fiduciary duties to CSC.

           77. The wrongful acts of CAI, CAI-Computer Services, Wang, and Kumar as hereinabove alleged have directly and proximately caused damage to CSC in a sum the precise amount of which is not presently ascertainable. CSC will seek leave of Court to amend this complaint when the full amount of those damages has been ascertained.

           78. CAI, CAI-Computer Services, Wang, and Kumar engaged in the wrongful conduct alleged above with malice, fraud, and oppression. CSC is therefore entitled to an award of exemplary damages against each of those defendants in an amount to be proven at trial.


                       EIGHTH CLAIM FOR RELIEF
                       (FOR UNFAIR COMPETITION)
                       (AGAINST ALL DEFENDANTS)

           79. CSC realleges and incorporates herein by reference each and every allegation contained in paragraphs 1 through 78 hereinabove, inclusive.

           80. As alleged above, defendants, and each of them, have engaged, are engaging, continue to engage in, and propose to continue to engage in, unlawful, unfair and fraudulent business acts and practices in violation of the California Unfair Business Practices Act, California Business and Professions Code Section 17200 et seq.

           81. Unless and until restrained and enjoined by this Court, defendants' actions will continue to cause severe damage to the business of CSC and the value of the stockholders' interest in CSC. Therefore, as set forth more fully in the prayer below, CSC seeks to enjoin defendants from engaging in, and continuing to engage in, unlawful, unfair and fraudulent business acts and practices, and all violations of California law, and to enjoin defendants Bear Stearns and Michael Urfirer from in any way assisting CAI and CAI-Computer Services in their attempted takeover of CSC or providing any advice, consultation, services, or work whatsoever to CAI and CAI-Computer Services in connection with their attempted acquisition of CSC.

           WHEREFORE, CSC prays for judgment against defendants, and each of them, as follows:

           1. On the First Claim for Relief, for a temporary restraining order, preliminary injunction, and permanent injunction, restraining and enjoining defendants, and all those acting in concert with defendants, from:

                      a. Proceeding with the Offer to Purchase any shares of CSC stock;

                      b. Acquiring or attempting to acquire any shares of CSC stock;

                      c. Filing or disseminating any false or misleading
           Schedule 14D-1 statements, proxy solicitation materials, offering materials or other documents or statements related to purchases and sales of, or any offer to purchase or sell my shares of CSC stock;

                      d. Taking or attempting to take any other steps to acquire control of CSC.

                      e. Divulging, making known, or making any use whatsoever of the non-public, confidential and proprietary business information and trade secrets of CSC that CSC gave in confidence to its then-partner Equifax or to affiliates of Equifax or to the present or former employees, agents and representatives of Equifax or its affiliates including, without limitation, Bear Stearns and/or Urfirer;

                      f. As to defendants Bear Stearns and Urfirer providing any assistance, consultation, advice or services of any kind or nature whatsoever to CAI, CAI-Computer Services, Wang and/or Kumar in connection with any attempted acquisition of CSC or in connection with any solicitation of proxies, "agent designations," or consents from stockholders of CSC;

                      g. As to defendants CAI, CAI-Computer Services, Wang and Kumar, requesting or receiving from Bear Stearns and/or Urfirer any assistance, consultation, advice or services of any kind whatsoever in connection with any attempted acquisition of CSC or in connection with any solicitation of proxies, "agent designations," or consents from stockholders of CSC.

           2. On the Second Claim for Relief for a temporary restraining order, preliminary injunction, and permanent injunction, all restraining and enjoining defendants, and all those acting in concert with defendants, from:

                (a) Divulging, making known, or making any use whatsoever of the confidential, non-public, and proprietary business information of CSC;

                (b) Soliciting, directly or indirectly, any CSC shareholder, customer, employee or independent contractor with reference to the confidential, non-public, and proprietary business information of CSC;

                (c) Providing, with respect to defendants Bear Stearns and Urfirer, any assistance, consultation, advice, or services of any kind or nature whatsoever to CAI, CAI-Computer Services, Wang, and Kumar in connection with their attempted acquisition of CSC;

                (d) Requiring all defendants to immediately return to CSC all confidential, non-public and proprietary information from CSC in any form whatsoever;

                (e) Retaining any materials, notes, files, correspondence, records, or other documents obtained from CSC or Equifax, including originals and all copies or transcriptions, and concerning, without limitation, CSC's proprietary and confidential business information; and

                (f) Attempting to acquire a majority of the outstanding shares of CSC stock.

           3. On the Third Claim for Relief, for a temporary restraining order, preliminary injunction, and permanent injunction, all restraining and enjoining defendants, and all those acting in concert with defendants, from:

                (a) Divulging, making known, or making any use whatsoever of the confidential, non-public, and proprietary business information of CSC;

                (b) Soliciting, directly or indirectly, any CSC shareholder, customer, employee or independent contractor with reference to the confidential, non-public, and proprietary business information of CSC;

                (c) Providing, with respect to defendants Bear Stearns and Michael Urfirer, any assistance, consultation, advice, or services of any kind or nature whatsoever to CAI, Wang, and Kumar in connection with their attempted acquisition of CSC;

                (d) Requiring all defendants to immediately return to CSC all confidential, non-public and proprietary information from CSC in any form whatsoever;

                (e) Retaining any materials, notes, files, correspondence, records, or other documents obtained from CSC or Equifax, including originals and all copies or transcriptions, and concerning, without limitation, CSC's proprietary and confidential business information; and

                (f) Attempting to acquire a majority of the outstanding shares of CSC.

           4. On the Sixth Claim for Relief, for a temporary restraining order, preliminary injunction, and permanent injunction, all restraining and enjoining Bear Stearns and Urfirer, and all those acting in concert with Bear Stearns and Urfirer, from:

                (a) Divulging, making known, or making any use whatsoever of the confidential, non-public, and proprietary business information of CSC;

                (b) Soliciting, directly or indirectly, any CSC shareholder, customer, employee or independent contractor with reference to the confidential, non-public and proprietary business information of CSC;

                (c) Providing any assistance, consultation, advice, or services of any kind or nature whatsoever to CAI, Wang, and Kumar in connection with their attempted acquisition of CSC;

                (d) Requiring Bear Stearns and Urfirer to immediately return to CSC all confidential, non-public, and proprietary information from CSC in any form whatsoever; and

                (e) Retaining any materials, notes, files, correspondence, records, or other documents obtained from CSC or Equifax, including originals and all copies or transcriptions, and concerning, without limitation, CSC's proprietary and confidential business information.

           5. On the Seventh Claim for Relief, for a temporary restraining order, preliminary injunction, and permanent injunction, all restraining and enjoining CAI, CAI-Computer Services, Wang, and Kumar, and all those acting in concert with defendants, from:

                (a) Divulging, making known, or making any use whatsoever of the confidential, non-public, and proprietary business information of CSC;

                (b) Soliciting, directly or indirectly, any CSC shareholder, customer, employee or independent contractor with reference to the confidential, non-public, and proprietary business information of CSC;

                (c) Providing, with respect to defendants Bear Stearns and Urfirer, any assistance, consultation, advice, or services of any kind or nature whatsoever to CAI, CAI-Computer Services, Wang, and Kumar in connection with their attempted acquisition of CSC;

                (d) Requiring all defendants to immediately return to CSC all confidential, non-public and proprietary information from CSC in any form whatsoever;

                (e) Retaining any materials, notes, files, correspondence, records, or other documents obtained from CSC or Equifax, including originals and all copies or transcriptions, and concerning, without limitation, CSC's proprietary and confidential business information; and

                (f) Attempting to acquire a majority of the outstanding shares of CSC stock.

           6. On the Eighth Claim for Relief, for a temporary restraining order, preliminary injunction, and permanent injunction, all restraining and enjoining defendants, and all those acting in concert with defendants, from:

                (a) Divulging, making known, or making any use whatsoever of the confidential, non-public, and proprietary business information of CSC;

                (b) Soliciting, directly or indirectly, any CSC shareholder, customer, employee or independent contractor with reference to the confidential, non-public, and proprietary business information of CSC;

                (c) Providing, with respect to defendants Bear Stearns and Michael Urfirer, any assistance, consultation, advice, or services of any kind or nature whatsoever to CAI, CAI-Computer Services, Wang, and Kumar in connection with their attempted acquisition of CSC;

                (d) Requiring all defendants to immediately return to CSC all confidential, non-public and proprietary information from CSC in any form whatsoever;

                (e) Retaining any materials, notes, files, correspondence, records, or other documents obtained from CSC or Equifax, including originals and all copies or transcriptions, and concerning, without limitation, CSC's proprietary and confidential business information; and

                (f) Attempting to acquire a majority of the outstanding shares of CSC.

           7. On the Eighth Claim for Relief, for restitution to CSC in an amount to be proved at trial.

           8. On all Claims for Relief, for an award of compensatory damages according to proof.

           9. On all Claims for Relief, for an award of exemplary damages according to proof.

           10. For costs of suit incurred herein.

           11. For such other and further relief as the Court deems just and proper.


DATED: March 2, 1998                    MITCHELL, SILBERBERG & KNUPP LLP
                                        ELIA WEINBACH
                                        PATRICIA A. BENSON
                                        RICHARD B. SHELDON, JR.


                                        By:   /s/ ELIA WEINBACH
                                             -----------------------------------
                                             Elia Weinbach
                                             Attorneys for Plaintiff
                                             COMPUTER SCIENCES CORPORATION

                              DEMAND FOR JURY TRIAL

           Computer Sciences Corporation demands a jury trial pursuant to F.R.Civ. P.38(b).

DATED: March 2, 1998                    MITCHELL, SILBERBERG & KNUPP LLP
                                        ELIA WEINBACH
                                        PATRICIA A. BENSON
                                        RICHARD B. SHELDON, JR.


                                        By:   /s/ ELIA WEINBACH
                                             -----------------------------------
                                             Elia Weinbach
                                             Attorneys for Plaintiff
                                             COMPUTER SCIENCES CORPORATION